LICENSE AGREEMENT BETWEEN PALOMAR MEDICAL TECHNOLOGIES, INC. AND THE PROCTER & GAMBLE COMPANY AND THE GILLETTE COMPANY

Table of Contents

1	License Grant and Right of Reference	1
	1.1 License Under LICENSED PATENTS and LICENSED KNOW-HOW	1
	1.2 License and Right of Reference Under PALOMAR REGULATORY DOCUMENTATION	1
	1.3 P&G’s Right to Sublicense	2
	1.4 Other Project Technology Licenses	2
	1.5 PALOMAR’s Right to Sublicense	3
	1.6 License Limitations	3
	1.7 No Other Licenses Granted	4
	1.8 **	4
2	Development, Regulatory and Commercialization Matters	4
	2.1 Development	4
	2.2 Regulatory Activities and Approvals	4
	2.3 Commercialization	5
	2.4 TRADEMARKS	6
3	Payments & Reports	6
	**
	3.2 NOS-Based Payments	6
	3.3 TTP Payments	6
	3.4 Royalty Payments	7
	3.5 Combination Products	8
	3.6 THIRD PARTY Royalties	8
	3.7 THIRD PARTY Royalties Owed by PALOMAR	9
	3.8 TTP and Royalty Payments	9
	3.9 TTP and Royalty Statements	10
	3.10 Records Retention; Audit	10
	3.11 Mode of Payment	11
	3.12 Interest on Late Payments	11
	3.13 Withholding	11
	3.14 Blocked Payments	11
	**
4	Intellectual Property	11
	**
	4.3 Prosecution of PATENTS	12
	4.4 Enforcement of PATENTS	12
	4.5 PATENT Marking	12
5	Confidentiality and Nondisclosure	12
	5.1 Confidentiality Obligations	12
	**
	5.3 CONFIDENTIAL INFORMATION	15
	5.4 Public Domain	16
	5.5 Use of Name	16
	5.6 Press Releases and SEC Filings	17
	5.7 Return of CONFIDENTIAL INFORMATION	17
	**
**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.
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6	Termination of ORIGINAL AGREEMENT	18
	6.1 Termination of ORIGINAL AGREEMENT	18
	6.2 Effects of Termination of ORIGINAL AGREEMENT	18
7	Term and Termination of this AGREEMENT	18
	7.1 Term	18
	7.2 Rights of Termination	18
	7.3 Effect of Termination	19
	7.4 Notice of Certain Sublicense Grants	20
	7.5 Accrued Rights; Rights Cumulative; Surviving Obligations	20
	7.6 Rights in Bankruptcy	21
8	**
	8.4 Limitation on Damages and Liability	21
	8.5 Insurance	22
9	**
10	Dispute Resolution	23
	10.1 In General	23
	10.2 Internal Escalation	23
	10.3 DISPUTES	23
	10.4 DISPUTES Regarding Inventorship of PROJECT INVENTIONS	24
	10.5 Tolling	26
	10.6 Interim Relief	26
11	Miscellaneous	26
	11.1 Force Majeure	26
	11.2 Assignment; Change of Control	26
	11.3 Severability	27
	11.4 Governing Law	27
	11.5 Notices	27
	11.6 Export Control	29
	11.7 Entire AGREEMENT; Modifications	29
	11.8 Relationship of the PARTIES	29
	11.9 Waiver	29
	11.10 Counterparts	29
	11.11 No Benefit to THIRD PARTIES	30
	11.12 Further Assurance	30
	11.13 Transaction Costs	30
	11.14 References	30
	11.15 Construction	30
Exhibits
	Exhibit A -- Definitions
	Exhibit B -- Letter of Authorization
	Exhibit C -- FIRST PRESS RELEASE
	Exhibit D -- LICENSED PATENTS

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.
iii

Schedules
Schedule 2.2.2 -- **
Schedule 4.2.2 -- **
**
Schedule A-68 -- MGH PATENTS

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.
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Preamble

        This agreement (“AGREEMENT”), entered into as of the last date of execution of this AGREEMENT (“EXECUTION DATE”), and retroactively effective as of February 14, 2003 (“EFFECTIVE DATE”), is between Palomar Medical Technologies, Inc., a Delaware corporation (“PALOMAR MEDICAL TECHNOLOGIES, INC.,” and collectively with its AFFILIATES, “PALOMAR”), on the one hand, and The Procter & Gamble Company, an Ohio corporation (“The PROCTER & GAMBLE COMPANY,” and collectively with its AFFILIATES, “P&G”) and its wholly-owned subsidiary, The Gillette Company (“GILLETTE”), on the other hand.

        PALOMAR owns or otherwise controls certain patents and know-how relating to light-based products and systems for, among other things, the management and removal of human hair.

        PALOMAR and GILLETTE previously entered into that certain Amended and Restated Development and License Agreement dated as of February 14, 2007, and effective as of February 14, 2003, as further amended as of February 14, 2007 and December 21, 2007 (collectively, the “ORIGINAL AGREEMENT”), and PALOMAR and GILLETTE are terminating and superseding such ORIGINAL AGREEMENT pursuant to the terms and conditions of this AGREEMENT.

        PALOMAR and P&G now desire to enter into this AGREEMENT, through which P&G will obtain a non-exclusive license under certain of PALOMAR’s patents and know-how pursuant to the terms and conditions set forth in this AGREEMENT.

        The PARTIES therefore agree as follows:

1.	License Grants and Right of Reference

1.1.

License Under LICENSED PATENTS and LICENSED KNOW-HOW. PALOMAR hereby grants P&G a worldwide, non-exclusive, royalty-bearing license (with the right to sublicense only as permitted in Section 1.3) under PALOMAR’s rights, titles, and interests in and to the LICENSED PATENTS and LICENSED KNOW-HOW to EXPLOIT LICENSED PRODUCTS only, and only in the FEMALE FIELD.

1.2.	License and Right of Reference Under PALOMAR REGULATORY DOCUMENTATION.

1.2.1.

License and Right of Reference. PALOMAR hereby grants P&G a worldwide, non-exclusive, royalty-bearing license and right of reference (with the right to sublicense only as permitted in Section 1.3), under the PALOMAR REGULATORY DOCUMENTATION, to EXPLOIT LICENSED PRODUCTS only, and only in the FEMALE FIELD.

1.2.2.

Letter of Authorization. No later than the EXECUTION DATE, PALOMAR shall provide to P&G a letter of authorization that grants to P&G a right of access and reference with respect to specified PALOMAR REGULATORY DOCUMENTATION for use only with LICENSED PRODUCTS in the FEMALE FIELD consistent with Section 1.2.1, which letter shall be in the form attached hereto as Exhibit B and shall be irrevocable except in the event of termination of this AGREEMENT by PALOMAR pursuant to Section 7.2.1 or 7.2.3, or by P&G pursuant to Section 7.2.2, in which case such letter shall automatically be revoked and P&G and its sublicensees shall no longer use, refer to or rely on such letter in any way.

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1.3.

P&G’s Right to Sublicense. The licenses in Section 1.1 and Section 1.2 include the right for P&G to sublicense THIRD PARTIES only as may be reasonably necessary for: (a) the manufacture of LICENSED PRODUCTS on behalf of P&G or any of its permitted sublicensees for resale to P&G or any of its permitted sublicensees, (b) THIRD PARTY distributors to sell or otherwise distribute LICENSED PRODUCTS manufactured by or on behalf P&G for use in the FEMALE FIELD, (c) the importation, sale, offering for sale, transport, distribution, promotion, manufacturing and marketing of LICENSED PRODUCTS in the FEMALE FIELD in markets other than any MAJOR MARKET, (d) the limited purpose of (sub)contracting activities that P&G would have a right to perform directly hereunder, subject to provisions safeguarding non-disclosure and non-use at least as strict as those provided in this AGREEMENT, or e) in connection with P&G’s entering into a THIRD PARTY COLLABORATION. In the event of the termination of the license grants in Section 1.1 and Section 1.2 for any reason, PALOMAR shall have the right to terminate any such sublicense. P&G shall be responsible to PALOMAR for the performance of any of P&G’s permitted sublicensees under any provisions of this AGREEMENT for which P&G is responsible. P&G shall not permit any sublicensees to use or disclose any LICENSED KNOW-HOW or PALOMAR REGULATORY DOCUMENTATION (to the extent such documentation constitutes PALOMAR CONFIDENTIAL INFORMATION) without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this AGREEMENT (including the rights to use and disclose same as provided in Article 5). Apart from the foregoing limited rights to sublicense, P&G shall not have any right to grant to any THIRD PARTY any sublicense under the licenses granted to P&G in Section 1.1 and Section 1.2 or to assign those licenses or the license granted to P&G in Section 1.4.1, without PALOMAR’s prior written consent, provided that P&G may assign such licenses in connection with the permitted assignment of this AGREEMENT in full pursuant to Section 11.2.

1.4.	Other Project Technology Licenses.

1.4.1.

License Under PALOMAR PROJECT TECHNOLOGY & JOINT PROJECT TECHNOLOGY – NON-LIGHT-BASED PRODUCT. PALOMAR hereby grants P&G a worldwide, exclusive (including with regard to PALOMAR), perpetual and irrevocable, royalty free license, under PALOMAR’S rights, titles, and interests in and to the PALOMAR PROJECT TECHNOLOGY **, and the JOINT PROJECT TECHNOLOGY **, to EXPLOIT NON-LIGHT-BASED PRODUCTS only. The license in this Section 1.4.1 includes the right for P&G to sublicense THIRD PARTIES through multiple tiers of sublicensing.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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1.4.2.

P&G PROJECT TECHNOLOGY & JOINT PROJECT TECHNOLOGY -- LIGHT-BASED DEVICES Outside FIELD. P&G hereby grants PALOMAR a worldwide, exclusive (including with regard to P&G), perpetual and irrevocable, royalty free license, under P&G’s rights, titles, and interests in and to the P&G PROJECT TECHNOLOGY **, and the JOINT PROJECT TECHNOLOGY **, to EXPLOIT LIGHT-BASED DEVICES only, and only outside of the FIELD. The license in this Section 1.4.2 includes the right for PALOMAR to sublicense THIRD PARTIES through multiple tiers of sublicensing.

1.4.3.

P&G PROJECT KNOW-HOW -- LIGHT-BASED DEVICES In FIELD. P&G hereby grants PALOMAR a worldwide, non-exclusive, royalty-free license, under P&G’s rights, titles, and interests in and to the P&G PROJECT KNOW-HOW (including P&G PROJECT INVENTIONS to the extent not covered or claimed by any P&G PROJECT PATENT) ** to EXPLOIT LIGHT-BASED DEVICES only, and only in the FIELD.

1.5.

PALOMAR's Right to Sublicense. The license in Section 1.4.3 includes the right for PALOMAR to sublicense THIRD PARTIES only as may be reasonably necessary for: (a) the manufacture of LIGHT-BASED DEVICES on behalf of PALOMAR or any of its permitted sublicensees for resale to them, (b) THIRD PARTY distributors to sell or otherwise distribute LIGHT-BASED DEVICES manufactured by or on behalf PALOMAR or any of its permitted sublicensees, (c) the importation, sale, offering for sale, transport, distribution, promotion, marketing and manufacturing of LIGHT-BASED DEVICES worldwide, (d) the limited purpose of (sub)contracting activities that PALOMAR would have a right to perform directly hereunder, subject to provisions safeguarding non-disclosure and non-use at least as strict as those provided in this AGREEMENT, or (e) in connection with PALOMAR’s entering into a THIRD PARTY COLLABORATION. In the event of the termination of the license grant in Section 1.4.3, P&G shall have the right to terminate any such sublicense. PALOMAR shall be responsible to P&G for the performance of any of PALOMAR’s permitted sublicensees under Sections 1.4.2, 1.4.3, and 7.3.2 under any provisions of this AGREEMENT for which PALOMAR is responsible. PALOMAR shall not permit any sublicensees to use or disclose any P&G PROJECT KNOW-HOW without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this AGREEMENT (including the rights to use and disclose same as provided in Article 5). PALOMAR shall not have any right to assign any of the licenses granted to PALOMAR hereunder, without P&G’s prior written consent, provided that PALOMAR may assign such licenses in connection with the permitted assignment of this AGREEMENT in full pursuant to Section 11.2.

1.6.

License Limitations. With respect to the licenses granted herein, neither PARTY shall EXPLOIT or practice any inventions, KNOW-HOW, PATENTS or REGULATORY DOCUMENTATION licensed hereunder to such PARTY outside the scope of the applicable license (including with respect to any field limitation).

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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1.7.

No Other Licenses Granted. The licenses granted to P&G in this AGREEMENT are limited to those specifically set forth in Sections 1.1, 1.2 and 1.4.1 and the licenses granted to PALOMAR in this AGREEMENT are limited to those specifically set forth herein. Nothing in this AGREEMENT is intended, or shall be construed, to grant PALOMAR or P&G, as applicable, any other licenses in or to any PATENT, KNOW-HOW, REGULATORY DOCUMENTATION or other intellectual property of the other PARTY. All rights not specifically granted by a PARTY are reserved by such PARTY.

1.8.	**

2.	Development, Regulatory and Commercialization Matters

2.1.	Development.

2.1.1.

Control of Development Activities. P&G shall have the right to control any and all development activities and decisions with respect to any and all LICENSED PRODUCTS and NON-LIGHT-BASED PRODUCTS that P&G desires to EXPLOIT pursuant to the licenses granted in Sections 1.1, 1.2 and 1.4.1. **

2.2.	Regulatory Activities and Approvals.

2.2.1.	Control of Regulatory Activities.

2.2.1.1.

By P&G with Respect to LICENSED PRODUCTS and NON-LIGHT-BASED PRODUCTS. P&G (or its designee) shall have the right to control any and all regulatory activities and decisions with respect to any and all LICENSED PRODUCTS and NON-LIGHT-BASED PRODUCTS that P&G desires to EXPLOIT pursuant to and consistent with the licenses granted in Sections 1.1 and 1.2 in the FEMALE FIELD only and the license granted in Section 1.4.1, respectively. Without limitation of the foregoing, P&G shall have the right to obtain and maintain REGULATORY APPROVAL(S) worldwide for LICENSED PRODUCTS and NON-LIGHT-BASED PRODUCTS that P&G EXPLOITS pursuant to and consistent with the licenses granted in Sections 1.1 and 1.2 in the FEMALE FIELD only and the license granted in Section 1.4.1, respectively. All REGULATORY DOCUMENTATION, and other filings, applications or requests pursuant to or in connection with such REGULATORY APPROVALS worldwide, shall be made in the name of P&G (or its designee). ** PALOMAR shall comply with any audit requests regarding the LICENSED PRODUCTS sold by or on behalf of P&G, made by any REGULATORY AUTHORITY to the extent required by applicable law, and P&G shall reimburse PALOMAR for its reasonable out-of-pocket expenses in connection with such compliance.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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2.2.1.2.

By PALOMAR with Respect to Certain LIGHT-BASED DEVICES. PALOMAR (or its designee) shall have the right to control any and all regulatory activities and decisions with respect to any and all LIGHT-BASED DEVICES that PALOMAR and its permitted sublicensees desire to EXPLOIT pursuant to and consistent with any licenses granted to PALOMAR hereunder. Without limitation of the foregoing, PALOMAR and its permitted sublicensees shall have the right to obtain and maintain REGULATORY APPROVAL(S) worldwide for LIGHT-BASED DEVICES that PALOMAR and its permitted sublicensees EXPLOIT pursuant to and consistent with any licenses granted to PALOMAR hereunder. All REGULATORY DOCUMENTATION, and other filings, applications or requests pursuant to or in connection with such REGULATORY APPROVALS worldwide, shall be made in the name of PALOMAR (or its designee). P&G shall comply with any audit requests regarding the PALOMAR REGULATORY DOCUMENTATION made by any REGULATORY AUTHORITY to the extent required by applicable law, and PALOMAR shall reimburse P&G for its reasonable out-of-pocket expenses in connection with such compliance.

2.2.2.	**

2.2.3.

FIRST FEMALE PRODUCT REGULATORY APPROVAL. The PARTIES acknowledge that, pursuant to the ORIGINAL AGREEMENT, PALOMAR had the right to seek REGULATORY APPROVAL in the United States for the FIRST FEMALE PRODUCT in PALOMAR’s name, and PALOMAR sought and obtained such REGULATORY APPROVAL pursuant to PALOMAR’s 510(k) notification K060839. **

2.3.	Commercialization.

2.3.1.

Of LICENSED PRODUCTS by P&G. P&G shall have the right to control any and all commercialization activities and decisions with respect to any and all LICENSED PRODUCTS that P&G desires to EXPLOIT pursuant to and consistent with the licenses granted in Sections 1.1 and 1.2. Without limitation of the foregoing, decisions relating to which technology shall be incorporated in, or used to manufacture, LICENSED PRODUCTS, and P&G’s pricing of the LICENSED PRODUCTS, shall be within the sole discretion of P&G and its permitted sublicensees.

2.3.2.

Of LIGHT-BASED DEVICES by PALOMAR. PALOMAR shall have the right to control any and all commercialization activities and decisions with respect to any and all LIGHT-BASED DEVICES that PALOMAR and its permitted sublicensees desire to EXPLOIT pursuant to and consistent with any licenses granted to PALOMAR hereunder. Without limitation of the foregoing, decisions relating to which technology shall be incorporated in, or used to manufacture, LIGHT-BASED DEVICES, and PALOMAR’s and its permitted sublicensees' pricing of the LIGHT-BASED DEVICES, shall be within the sole discretion of PALOMAR and its permitted sublicensees.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

5

2.3.3.

Of NON-LIGHT-BASED PRODUCTS by P&G. P&G shall have the right to control any and all commercialization activities and decisions with respect to any and all NON-LIGHT-BASED PRODUCTS that P&G desires to EXPLOIT pursuant to and consistent with the license granted in Section 1.4.1. Without limitation of the foregoing, decisions relating to which technology shall be incorporated in, or used to manufacture, NON-LIGHT-BASED PRODUCTS, and P&G’s pricing of the NON-LIGHT-BASED PRODUCTS, shall be within the sole discretion of P&G and its permitted sublicensees.

2.4.	TRADEMARKS.

2.4.1.

LICENSED PRODUCTS AND NON-LIGHT-BASED PRODUCTS. P&G shall have the sole right to determine the TRADEMARKS (other than TRADEMARKS owned by PALOMAR) to be used with respect to the EXPLOITATION of the LICENSED PRODUCTS and NON-LIGHT-BASED PRODUCTS marketed by P&G and its permitted sublicensees, and shall own all right, title and interest in and to such TRADEMARKS.

2.4.2.

LIGHT-BASED DEVICES. PALOMAR shall have the sole right to determine the TRADEMARKS (other than TRADEMARKS owned by P&G) to be used with respect to the EXPLOITATION of the LIGHT-BASED DEVICES marketed by PALOMAR and its permitted sublicensees, and shall own all right, title and interest in and to such TRADEMARKS.

3.	Payments & Reports

3.1.	**

3.2.

NOS-Based Payments. Subject to Section 3.1, P&G shall make NOS-based TTP and royalty payments to PALOMAR, in each case with respect to the applicable LICENSED PRODUCT(S) and TTP-BEARING PRODUCT(S), on such terms and conditions as set forth in this Article 3. For illustration purposes only, such payments are summarized in Table 3.2 below (provided that such amounts are subject to applicable adjustments as provided in this Article 3). For the avoidance of doubt, in the event of any conflict between this Section 3.2 and the other terms and conditions of this Article 3, such other terms and conditions shall control.

Table 3.2**
3.3.	TTP Payments

3.3.1.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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3.3.2.	**. On a TTP-BEARING PRODUCT-by-TTP-BEARING PRODUCT basis, P&G shall pay to PALOMAR TTPs in the amount of ** on that portion of worldwide NOS of each TTP-BEARING PRODUCT **

3.3.3.	**. On a TTP-BEARING PRODUCT-by-TTP-BEARING PRODUCT basis, P&G shall pay to PALOMAR TTPs in the amount of ** on that portion of worldwide NOS of each TTP-BEARING PRODUCT **.

3.3.4.

Scope of TTP Obligation. For clarity, (a) no TTPs shall be payable by P&G pursuant to Section 3.3.2 or 3.3.3 with respect to NOS of any LICENSED PRODUCT TOPICAL, (b) only one TTP under Section 3.3.2 or 3.3.3 will be payable by P&G with respect to any TTP-BEARING PRODUCT, and (c) P&G’s obligation to pay to PALOMAR TTPs pursuant to Section 3.3.2 or 3.3.3 with respect to each TTP-BEARING PRODUCT shall not commence until the first day of the TTP TERM and shall terminate with respect to all TTP-BEARING PRODUCTS on the last day of the TTP TERM. All TTPs shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

3.3.5.

TTP QUARTERLY PAYMENTS. Within thirty (30) days after the EXECUTION DATE, and thereafter starting with the second QUARTER of 2008 within five (5) days after the beginning of each QUARTER during the TERM up to and including the QUARTER in which P&G LAUNCHES the first LICENSED PRODUCT anywhere in the world (but not for any QUARTER thereafter), P&G shall pay to PALOMAR One Million Two Hundred and Fifty Thousand Dollars (USD $1,250,000) as a QUARTERLY payment of TTPs payable pursuant to this Section 3.3 (each, a “TTP QUARTERLY PAYMENT”). Each TTP QUARTERLY PAYMENT shall be payable only once per QUARTER irrespective of the number of LICENSED PRODUCTS that are developed or commercialized by P&G pursuant to this AGREEMENT. TTP QUARTERLY PAYMENTS shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

3.4.	P&G Royalty Payments.

3.4.1.

In General. On a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis, P&G shall pay to PALOMAR royalties in the amount of ** of NOS of each LICENSED PRODUCT(S) in such country during the ROYALTY TERM ** where the manufacture, sale, offer for sale, use or import of such LICENSED PRODUCT would (in the absence of the license(s) provided pursuant to this AGREEMENT) infringe a VALID CLAIM of a LICENSED PATENT in such country.

3.4.2.

Scope of Royalty Obligation. For clarity, (a) only one royalty under this Section 3.4 will be payable by P&G with respect to any LICENSED PRODUCT, despite the existence of one or more VALID CLAIMS covering such LICENSED PRODUCT in any country, and (b) P&G’s obligation to pay to PALOMAR royalties pursuant to Section 3.4.1 shall not commence until the first day of the ROYALTY TERM for such LICENSED PRODUCT with respect to a country and shall terminate on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis on the last date of the ROYALTY TERM for such LICENSED PRODUCT in such country. All royalty payments made by P&G shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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3.5.

Combination Products. Notwithstanding anything contained in Sections 3.3 or 3.4, in the event that a LICENSED PRODUCT is sold in any country in the form of a combination product containing one or more products, devices, components, accessories or TOPICALS that are not LICENSED PRODUCTS (“NON-PRODUCT COMPONENTS”), then for purposes of calculating the amounts owed by P&G pursuant to Sections 3.3 and 3.4 with respect thereto, NOS of such combination product will be adjusted by multiplying actual NOS of such combination product in such country calculated pursuant to the definition of NOS by a ratio of the list prices to the trade for the product(s) at the start of each P&G FISCAL YEAR as follows:

3.5.1.

If the LICENSED PRODUCT(s) and the NON-PRODUCT COMPONENTS are each sold separately in the United States, the ratio shall be A/(A+B), where A is the list price to the trade in the United States on July 1 of the applicable P&G FISCAL YEAR for the LICENSED PRODUCT(s), if sold separately, and B is list price to the trade in the United States on July 1 of the applicable P&G FISCAL YEAR for the NON-PRODUCT COMPONENTS, if sold separately.

3.5.2.

If the NON-PRODUCT COMPONENTS in the combination product are not sold separately in the United States, the ratio shall be A/C, where A is the list price to the trade in the United States on July 1 of the applicable P&G FISCAL YEAR for the LICENSED PRODUCT(s), if sold separately, and C is the list price to the trade of such combination product in the United States.

3.5.3.

If a LICENSED PRODUCT is not sold separately in the United States, the ratio shall be (C-B)/C, where B is list price to the trade in the United States on July 1 of the applicable P&G FISCAL YEAR for the NON-PRODUCT COMPONENTS in the combination product, if sold separately, and C is the list price to the trade of the combination product in the United States.

3.5.4.

If, in the United States on July 1 of the applicable P&G FISCAL YEAR, neither the LICENSED PRODUCT nor the NON-PRODUCT COMPONENTS are sold separately, a market price for such LICENSED PRODUCT and such NON-PRODUCT COMPONENTS shall be negotiated by the PARTIES in good faith.

For clarity, a container that is a LICENSED PRODUCT and the TOPICAL within such container shall not be deemed a “combination product” for purposes of this Section 3.5.

3.6.

THIRD PARTY Royalties. In the event that P&G’s EXPLOITATION of any LICENSED PRODUCTS under the license rights granted by PALOMAR to P&G under the LICENSED PATENTS triggers any payment obligations to any THIRD PARTY pursuant to an agreement originally entered into by PALOMAR and such THIRD PARTY prior to or on the EFFECTIVE DATE, including to MGH pursuant to the MGH AGREEMENTS, PALOMAR shall be solely responsible for such payments. In the event that P&G’s EXPLOITATION of any LICENSED PRODUCTS under the license rights granted by PALOMAR to P&G under the LICENSED PATENTS triggers any payment obligations to any THIRD PARTY pursuant to an agreement originally entered into by PALOMAR and such THIRD PARTY after the EFFECTIVE DATE, PALOMAR shall so inform P&G in writing and provide to P&G a copy of such THIRD PARTY agreement (subject to any confidentiality obligations). P&G shall be required to pay to PALOMAR any such payment obligations attributable to P&G’s exercise of any rights or license (or sublicense) under such THIRD PARTY agreement that accrue thirty (30) days after P&G’s receipt of such agreement, and to otherwise abide by the applicable terms and conditions of such THIRD PARTY agreement, in each case on such terms and in such manner as PALOMAR reasonably determines will permit it to satisfy its obligations to the THIRD PARTY under such agreement; provided, however, that in the event that P&G elects not to exercise any rights or a license (or sublicense) under such THIRD PARTY agreement, P&G shall so inform PALOMAR in writing and from and after such date P&G shall have no rights or license (or sublicense) and shall have no obligations to make such payments to PALOMAR for such payment obligations that accrue after such date unless and until the PARTIES otherwise mutually agree in writing.

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3.7.

THIRD PARTY Royalties Owed by PALOMAR. In the event that PALOMAR’s EXPLOITATION of any product or service under the license rights granted by P&G to PALOMAR under the P&G LICENSED PATENTS in Section 7.3.2 triggers any payment obligations by P&G to any THIRD PARTY, P&G shall so inform PALOMAR in writing and provide to PALOMAR a copy of such THIRD PARTY agreement (subject to any confidentiality obligations). PALOMAR shall be required to pay to P&G any such payment obligations attributable to PALOMAR’s exercise of any rights or license (or sublicense) under such THIRD PARTY agreement that accrue thirty (30) days after PALOMAR’s receipt of such agreement, and to otherwise abide by the applicable terms and conditions of such THIRD PARTY agreement, in each case on such terms and in such manner as P&G reasonably determines will permit it to satisfy its obligations to the THIRD PARTY under such agreement; provided, however, that in the event that PALOMAR elects not to exercise any rights or a license (or sublicense) under such THIRD PARTY agreement, PALOMAR shall so inform P&G in writing and from and after such date PALOMAR shall have no such rights or license (or sublicense) and shall have no obligation to make such payments to P&G for such payment obligations that accrue after such date unless and until the PARTIES otherwise mutually agree in writing.

3.8.	TTP and Royalty Payments.

3.8.1.

In General. Royalties and TTPs payable pursuant to Sections 3.3.2, 3.3.3 and 3.4.1 shall be payable on a QUARTERLY basis within sixty (60) days after the end of each QUARTER, based upon the NOS during such QUARTER.

3.8.2.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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3.9.

TTP and Royalty Statements. Each TTP and royalty payment hereunder (other than the TTP QUARTERLY PAYMENTS) shall be accompanied by a statement showing (a) the number of units of each LICENSED PRODUCT and TTP-BEARING PRODUCT sold by P&G on a country-by-country basis during the applicable QUARTER, (b) the amount of royalties and TTPs, if any, due on such NOS, (c) withholding taxes, if any, required by applicable law to be deducted, (d) the date of the FIRST COMMERCIAL SALE for each LICENSED PRODUCT in any country that occurred during the reporting period, and (e) the exchange rates used in determining the amount of USD.

3.10.	Records Retention; Audit.

3.10.1.

Record Retention. ** P&G shall keep (and shall ensure that its agents and sublicensees shall keep) records of such sales in sufficient detail to confirm the accuracy of the TTP or royalty calculations hereunder. With respect to any credits, offsets or other reductions (if any) taken against any TTP or royalty or other payment, ** P&G shall keep (and shall ensure that its agents and sublicensees shall keep) records of such credits, offsets or other reductions in sufficient detail to confirm the accuracy of them hereunder.

3.10.2.

Audit. Upon the written request of PALOMAR and not more than once in each P&G FISCAL YEAR, P&G shall permit an independent accounting firm selected by PALOMAR, and reasonably acceptable to P&G, at PALOMAR’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of P&G as may be reasonably necessary to verify the accuracy of the TTP or royalty reports hereunder **. The accounting firm shall disclose to P&G and PALOMAR whether the royalty or reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to PALOMAR.

3.10.3.

Payment of Additional TTPs or Royalties. If such accounting firm concludes that additional TTPs or royalties were owed during such period, or excess credits, offsets or other reductions were taken, P&G shall pay the additional TTPs or royalties, as applicable, with interest calculated as provided in Section 3.12 from the date originally due, within ** after the date on which such accounting firm’s written report is delivered to P&G. If, and only if, the amount of the underpayment is greater than **, then P&G shall reimburse PALOMAR for all costs related to such audit.

3.10.4.

Confidentiality. PALOMAR shall treat all information subject to review under this Section 3.10 in accordance with the confidentiality provisions of Article 5 and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with P&G obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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3.11.

Mode of Payment. All payments to PALOMAR or P&G under this AGREEMENT shall be made by deposit of USD in the requisite amount to such bank account as PALOMAR may from time to time designate by notice to P&G. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on PALOMAR, which shall be for the account of PALOMAR), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the QUARTER with respect to which sales remittance is made for TTPs or royalties. For each month and each currency, such exchange rate shall equal the arithmetic average of the bid and ask rate for such currency obtained from Bloomberg at 1 a.m. Cincinnati time on the last BUSINESS DAY of the month, or, if not so available, as otherwise agreed by the PARTIES. Unless otherwise designated by PALOMAR in writing, all payments to PALOMAR under this AGREEMENT shall be made by wire transfer to the following bank account:

**
3.12.

Interest on Late Payments. P&G shall pay interest to PALOMAR on the aggregate amount of any payments that are not paid on or before the date such payments are due under this AGREEMENT at a rate per annum equal to **.

3.13.

Withholding. P&G shall use all reasonable and legal efforts to reduce tax withholding on payments due PALOMAR hereunder. If P&G reasonably concludes that tax withholdings under the laws of any country are required with respect to payments to PALOMAR, P&G shall withhold the required amount and pay it to the appropriate governmental entity. P&G shall cooperate with PALOMAR in the event that PALOMAR claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to include, without limitation, P&G promptly providing PALOMAR with original receipts or other evidence reasonably desirable and sufficient to allow PALOMAR to document such withholdings.

3.14.

Blocked Payments. In the event that, by reason of applicable law or regulation in any country, it becomes impossible or illegal for P&G to transfer payments to PALOMAR, such payments shall be deposited in local currency in the relevant country to the credit of PALOMAR in a recognized banking institution designated by PALOMAR or, if none is designated by PALOMAR within a period of thirty (30) days after its receipt of written notice from P&G, in a recognized banking institution selected by P&G and identified in a subsequent written notice given to PALOMAR.

3.15.	**

3.16.	**

4.	Intellectual Property

4.1.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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4.2.	**

4.2.3.

Records.. Solely for the purpose of complying with Section 4.2.2, PALOMAR and P&G each shall maintain, or cause to be maintained, records of its respective activities performed pursuant to the ORIGINAL AGREEMENT in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with those activities**. Each PARTY shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

4.2.4.	**

4.2.5.

No Further Disclosure.. The PARTIES acknowledge that each PARTY has performed its disclosure obligations with respect to PROJECT KNOW-HOW under this Agreement through the EXECUTION DATE. As of and after the EXECUTION DATE, neither PARTY shall be obligated to disclose to the other PARTY any PROJECT KNOW-HOW**.

4.3.	Prosecution of PATENTS.

**
4.4.	Enforcement of PATENTS.

**
4.5.

PATENT Marking. Each PARTY shall mark, and shall cause all their agents and (sub)licensees to mark, all products or systems made, used or sold under the terms of this AGREEMENT, or their containers, in accordance with all applicable United States patent-marking laws with respect to any PATENTS licensed to such PARTY by the other PARTY under this AGREEMENT.

5.	Confidentiality and Nondisclosure

5.1.	Confidentiality Obligations.

5.1.1.

General Obligations. Except as provided herein, during the TERM and for five (5) years after this AGREEMENT’s termination pursuant to Article 7, each PARTY shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any THIRD PARTY (other than such PARTY’s employees, legal counsel, consultants, auditors and advisors, collectively, “PERMITTED CONFIDANTS”) any CONFIDENTIAL INFORMATION of the other PARTY. During such period, a PARTY shall not use for any purpose, directly or indirectly, CONFIDENTIAL INFORMATION of the other PARTY or its sublicensees furnished or otherwise made known to it, except as licensed or otherwise permitted hereunder. Except as provided herein, access to the disclosing PARTY’s CONFIDENTIAL INFORMATION shall be restricted to PERMITTED CONFIDANTS of the receiving PARTY, who, in each case, need to have access to carry out a permitted use. Each PARTY shall cause its PERMITTED CONFIDANTS to abide by the applicable terms and conditions of this Article 5. The CONFIDENTIAL INFORMATION, and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing PARTY, and the receiving PARTY shall acquire only such licenses and other rights as are expressly set forth in this AGREEMENT and only for as long as such licenses and rights are in effect. Each PARTY shall promptly report to the other any conduct relating to the other PARTY’s CONFIDENTIAL INFORMATION inconsistent with the provisions of this Article 5, and take such action as may be reasonably necessary and legally permissible to terminate such conduct. Each PARTY shall reproduce and include the other PARTY’s proprietary rights notices or reasonable equivalents when reproducing any item that contains the other PARTY’s CONFIDENTIAL INFORMATION if the item bears such notices or reasonable equivalents. Subject to Section 5.1.2, each PARTY shall be free to disclose its own CONFIDENTIAL INFORMATION in its sole discretion.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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5.1.2.

Obligations With Respect to JOINT PROJECT TECHNOLOGY.1.1.1. Notwithstanding the foregoing, the following terms and conditions shall apply with respect to JOINT PROJECT TECHNOLOGY. JOINT PROJECT TECHNOLOGY shall not constitute the CONFIDENTIAL INFORMATION of either PARTY, except to the extent any such technology is expressly included in the definition of CONFIDENTIAL INFORMATION provided in Section 5.3.1. With respect to any JOINT PROJECT TECHNOLOGY that constitutes CONFIDENTIAL INFORMATION hereunder and does not fall entirely within PALOMAR EXCLUSIVE PATENT LICENSES or the P&G EXCLUSIVE PATENT LICENSE, for such period as such technology constitutes CONFIDENTIAL INFORMATION pursuant to Section 5.3.1, each PARTY shall have the right (a) to EXPLOIT such CONFIDENTIAL INFORMATION for any purpose, directly or indirectly (including the right to grant licenses with respect thereto as contemplated in Section 4.1.3.2, consistent with its rights as a joint owner thereof), and (b) to disclose such CONFIDENTIAL INFORMATION to one or more THIRD PARTIES as permitted pursuant to Section 5.2.

5.2.	Permitted Disclosures. Each PARTY may disclose CONFIDENTIAL INFORMATION (including the terms of this AGREEMENT) to the extent that such disclosure is:

5.2.1.

Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that, except where impracticable for certain disclosures (e.g., in the event of medical emergency), the receiving PARTY shall first have given notice to the disclosing PARTY and given the disclosing PARTY a reasonable opportunity to quash such order and to obtain a protective order requiring that the CONFIDENTIAL INFORMATION and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the CONFIDENTIAL INFORMATION disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

13
5.2.2.	Otherwise required by applicable law as reasonably determined by counsel to the receiving PARTY;

5.2.3.	Made by the receiving PARTY as may be reasonably necessary or useful to prosecute or defend litigation, DISPUTES or other disputes between the PARTIES;

5.2.4.

Made by the receiving PARTY to any REGULATORY AUTHORITY as required in connection with any filing, application or request for REGULATORY APPROVAL (in each case to the extent that using such CONFIDENTIAL INFORMATION of the other PARTY in connection with seeking such approval is consistent with the rights and licenses granted to the receiving PARTY hereunder); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable;

5.2.5.

Made by the receiving PARTY or its sublicensees to THIRD PARTIES as may be necessary or useful in connection with, in the case of P&G the EXPLOITATION of LICENSED PRODUCTS in the FEMALE FIELD only or of NON-LIGHT-BASED PRODUCTS, or in the case of PALOMAR the EXPLOITATION of LIGHT-BASED DEVICES in the fields specified by the license grants by P&G to PALOMAR hereunder, as contemplated by this AGREEMENT, including actual or potential (sub)licenses, THIRD PARTY COLLABORATIONS and (sub)contracting transactions in connection therewith, provided that such THIRD PARTIES shall be subject to obligations of confidentiality and non-use with respect to such CONFIDENTIAL INFORMATION substantially similar to the obligations of confidentiality and non-use that apply to the PARTIES pursuant to this Article 5;

5.2.6.	**

5.2.7.

In the case of any JOINT PROJECT TECHNOLOGY that constitutes CONFIDENTIAL INFORMATION and does not fall entirely within PALOMAR EXCLUSIVE PATENT LICENSES or the P&G EXCLUSIVE PATENT LICENSE, made by a PARTY to a THIRD PARTY as may be reasonably necessary or useful in connection with (a) preparing, filing, prosecuting, maintaining, enforcing and defending JOINT PROJECT TECHNOLOGY; or (b) the EXPLOITATION of the JOINT PROJECT TECHNOLOGY, directly or indirectly, including by actual or potential (sub)licenses, THIRD PARTY COLLABORATIONS and (sub)contracting transactions, provided that in the case of disclosures to THIRD PARTIES pursuant to clause (b), such THIRD PARTIES shall be subject to obligations of confidentiality and non-use with respect to such CONFIDENTIAL INFORMATION substantially similar to the obligations of confidentiality and non-use that apply to the PARTIES pursuant to this Article 5.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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5.3.	CONFIDENTIAL INFORMATION

5.3.1.

Defined. “CONFIDENTIAL INFORMATION” of a PARTY shall mean all information and KNOW-HOW provided by or on behalf of such PARTY to the other PARTY either in connection with the discussions and negotiations pertaining to the ORIGINAL AGREEMENT or this AGREEMENT or in the course of performing the ORIGINAL AGREEMENT or this AGREEMENT, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing PARTY or to its present or future products, sales, suppliers, customers, employees, investors or business. Without limiting the foregoing, subject to Section 5.3.2, (a) CONFIDENTIAL INFORMATION of each PARTY shall include any and all information provided by one PARTY to the other directly relating to LICENSED PRODUCTS or NON-LIGHT- BASED PRODUCTS or LIGHT-BASED DEVICES, (b) CONFIDENTIAL INFORMATION of both PARTIES shall include all JOINT PROJECT INVENTIONS until such time as the PARTIES decline to pursue PATENT protection on them or until the time for seeking PATENT protection has expired (and each PARTY shall be regarded as the receiving PARTY for purposes of this Article 5 with respect to any such CONFIDENTIAL INFORMATION, regardless of which PARTY discloses such CONFIDENTIAL INFORMATION to the other), (c) CONFIDENTIAL INFORMATION of both PARTIES shall include the terms of this AGREEMENT to the extent not publicly disclosed as part of PALOMAR’s filing of this AGREEMENT with the SEC pursuant to Section 5.6.2 (but, for clarity, not the terms of the ORIGINAL AGREEMENT to the extent publicly disclosed prior to the EXECUTION DATE), (d) P&G CONFIDENTIAL INFORMATION shall include all P&G REGULATORY DOCUMENTATION, P&G PROJECT TECHNOLOGY and the subject matter of all other P&G LICENSED PATENTS (other than JOINT PROJECT PATENTS) **, and (e) PALOMAR CONFIDENTIAL INFORMATION shall include all PALOMAR REGULATORY DOCUMENTATION, PALOMAR TECHNOLOGY and the subject 1.1.1. matter of all LICENSED PATENTS (other than JOINT PROJECT PATENTS) **; provided that notwithstanding the other terms of this definition, all inventions, KNOW-HOW and PATENTS falling entirely within (i) the PALOMAR EXCLUSIVE PATENT LICENSES shall be treated in all events as “PALOMAR CONFIDENTIAL INFORMATION” hereunder (notwithstanding the ownership thereof) and (ii) the P&G EXCLUSIVE PATENT LICENSE shall be treated in all events as “P&G CONFIDENTIAL INFORMATION” hereunder (notwithstanding the ownership thereof).

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

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5.3.2.

Exclusions. Notwithstanding the foregoing, information or KNOW-HOW of a PARTY shall not be deemed CONFIDENTIAL INFORMATION with respect to a receiving PARTY for purposes of this AGREEMENT if such information or KNOW-HOW:

5.3.2.1.

was already known to the receiving PARTY, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to KNOW-HOW, discovery or development by, such receiving PARTY;

5.3.2.2.	was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to KNOW-HOW, discovery or development by, such receiving PARTY;

5.3.2.3.

became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to KNOW-HOW, discovery or development by, such receiving PARTY through no fault of a PARTY other than the PARTY that CONTROLS such information and KNOW-HOW;

5.3.2.4.

was disclosed to such receiving PARTY, other than under an obligation of confidentiality or non-use, by a THIRD PARTY who had no obligation to the PARTY that CONTROLS such information and KNOW-HOW not to disclose such information or KNOW-HOW to others; or

5.3.2.5.

was independently discovered or developed by such receiving PARTY, as evidenced by its written records, without the use of CONFIDENTIAL INFORMATION belonging to the PARTY that CONTROLS such information and KNOW-HOW.

5.4.

Public Domain. Specific aspects or details of CONFIDENTIAL INFORMATION shall not be deemed to be within the public domain or in the possession of a PARTY merely because the CONFIDENTIAL INFORMATION is embraced by more general information in the public domain or in the possession of such PARTY. Further, any combination of CONFIDENTIAL INFORMATION shall not be considered in the public domain or in the possession of a PARTY merely because individual elements of such CONFIDENTIAL INFORMATION are in the public domain or in the possession of such PARTY unless the combination and its principles are in the public domain or in the possession of such PARTY.

5.5.

Use of Name. Except as expressly permitted by Section 5.6, neither PARTY shall use the name or any other insignia or TRADEMARK of the other PARTY (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other PARTY in each instance. Subject to Section 5.6, the restrictions imposed by this Section shall not prohibit either PARTY from making any disclosure identifying the other PARTY that is required by applicable law.

16
5.6.	Press Releases and SEC Filings.

5.6.1.	FIRST PRESS RELEASE. On or after the EXECUTION DATE, each PARTY shall have the right to issue a press release announcing this AGREEMENT in the form of Exhibit C (the “FIRST PRESS RELEASE”).

5.6.2.	**

5.6.3.

Other Public Disclosure Concerning Terms of AGREEMENT.1.1.1. Except as provided in Sections 5.6.1 and 5.6.2, or as otherwise mutually agreed in advance in writing by the PARTIES, neither PARTY shall issue a press release nor make any other public disclosure concerning the terms of this AGREEMENT (to the extent not publicly disclosed pursuant to Section 5.6.2), without the prior approval of such press release or public disclosure by the other PARTY hereto. Each PARTY shall submit any such press release or public disclosure to the other PARTY, and such other PARTY shall have ** to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. Failure by the other PARTY to approve such materials in writing within ** of its receipt of same shall constitute disapproval, provided however, that if the PARTY wishing to make such release does not receive a response to its request for approval of submitted materials within the allotted **, it may notify the other PARTY in writing that it has not yet received a response and the materials will be deemed approved **. Notwithstanding the foregoing, each PARTY may make such public disclosures as are reasonably required by applicable law as determined by counsel to such PARTY.

5.6.4.

Permitted Publicity. Notwithstanding the foregoing, each PARTY shall have the right to publicly disclose any statements contained in the FIRST PRESS RELEASE or in subsequent public disclosures permitted pursuant to Section 5.6.3 without the prior consent or approval of the other PARTY.

5.7.

Return of CONFIDENTIAL INFORMATION. Upon termination of this AGREEMENT for any reason, each receiving PARTY, at such receiving PARTY’s election, shall return or destroy (a) all CONFIDENTIAL INFORMATION provided in writing by the disclosing PARTY to the receiving PARTY, and (b) copies of memoranda and notes prepared by the receiving PARTY or any of its employees or agents that contain CONFIDENTIAL INFORMATION of the disclosing PARTY; provided, however, that the receiving PARTY may retain copies of such CONFIDENTIAL INFORMATION in which such PARTY has a proprietary or licensed interest that survives termination; provided, further, that the terms of clause (a) and clause (b) of this Section 5.7 shall not apply with respect to any CONFIDENTIAL INFORMATION contained in reports to a PARTY’s board of directors or executive committees (or to the extent reference is made thereto in board minutes or similar documents). Notwithstanding the foregoing, the receiving PARTY and its legal counsel may each retain a copy of such CONFIDENTIAL INFORMATION and memoranda and notes to be used only in exercising the receiving PARTY’s rights and performing the receiving PARTY’s obligations under this AGREEMENT, including in the case of a dispute concerning this AGREEMENT.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

17
The return or destruction of any CONFIDENTIAL INFORMATION will not relieve the receiving PARTY of any of its obligations hereunder.

5.8.	**

6.	Termination of ORIGINAL AGREEMENT

6.1.	Termination of ORIGINAL AGREEMENT. The ORIGINAL AGREEMENT shall hereby terminate as of the EXECUTION DATE hereof, and such agreement is hereby superseded in its entirety by this AGREEMENT.

6.2.

Effects of Termination of ORIGINAL AGREEMENT. Notwithstanding anything contained in the ORIGINAL AGREEMENT to the contrary, including Section 10.6, 10.7 and 10.10(b) thereof, no term or condition of the ORIGINAL AGREEMENT shall survive the termination of such agreement as provided herein and the rights and obligations of the PARTIES with respect to the subject matter contained in this AGREEMENT shall be solely as set forth herein. For clarity, any amounts paid by GILLETTE to PALOMAR pursuant to the terms of the ORIGINAL AGREEMENT prior to the EXECUTION DATE shall be retained by PALOMAR.

7.	Term and Termination of this AGREEMENT

7.1.	Term. This AGREEMENT shall be deemed to take effect upon the EFFECTIVE DATE and shall continue in effect until terminated in accordance with this Article 7 (such period, the “TERM”).

7.2.	Rights of Termination.

7.2.1.

Material Breach. Material failure by a PARTY to comply with any of its material obligations contained herein shall entitle the PARTY not in default to give to the PARTY in default notice specifying the nature of the default and requiring the defaulting PARTY to cure such default. If such default is not cured within **, or in the case of a default of any obligation to pay monies hereunder, ** (the “CURE PERIOD”) after the receipt of such notice (or, if such default cannot be cured within the CURE PERIOD, if the PARTY in default does not commence actions to cure such default within the CURE PERIOD and thereafter diligently continue such actions), the PARTY not in default shall be entitled, without prejudice to any of its other rights conferred on it by this AGREEMENT, and in addition to any other remedies available to it by law or in equity, to terminate this AGREEMENT in its entirety effective upon written notice to the defaulting PARTY; provided, however, that any right to terminate under this Section 7.2.1 shall be stayed in the event that, during any CURE PERIOD, the PARTY alleged to have been in default shall have initiated dispute resolution in accordance with Article 10 with respect to the alleged default, which stay shall last so long as the initiating PARTY diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

18
7.2.2.

Unilateral Termination of this AGREEMENT by P&G. P&G shall have the right in its sole discretion, with or without cause, to terminate this AGREEMENT in its entirety by providing ** prior written notice to PALOMAR.**

7.2.3.

Termination Upon Insolvency. Either PARTY may terminate this AGREEMENT if, at any time, the other PARTY shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that PARTY or of its assets, or if the other PARTY shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ** after the filing thereof, or if the other PARTY shall propose or be a party to any dissolution or liquidation, or if the other PARTY shall make an assignment for the benefit of its creditors.

7.3.

Effect of Termination. ** Subject to the last sentence in Section 7.2.2, in the event that a PARTY terminates this AGREEMENT pursuant to Section 7.2, as of the effective date of such termination, the following terms and conditions shall apply.

7.3.1.

Licenses. The licenses granted by PALOMAR to P&G in Sections 1.1 and 1.2 shall terminate. All of the licenses granted by each of P&G and PALOMAR in Sections 1.4.1 and 1.4.2 shall survive any termination of this AGREEMENT. Except in the case of termination of this AGREEMENT by P&G pursuant to Section 7.2.1 on account of PALOMAR’s material breach or by P&G pursuant to Section 7.2.3, the license granted by P&G in Section 1.4.3 shall survive termination of this AGREEMENT.

7.3.2.

License Under P&G LICENSED PATENTS and JOINT PROJECT PATENTS. In the event of termination of this AGREEMENT (a) by PALOMAR pursuant to Section 7.2.1 on account of P&G’s material breach or (b) by P&G pursuant to Section 7.2.2 or (c) by PALOMAR pursuant to Section 7.2.3, in each case ((a) — (c)), prior to the second (2nd) anniversary of the EXECUTION DATE, P&G shall be deemed to grant to PALOMAR:

7.3.2.1.

a worldwide, perpetual, royalty-free, irrevocable, non-exclusive right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of P&G’s right, title and interest in and to the P&G LICENSED PATENTS (other than PATENTS exclusively licensed under Section 7.3.2.2) to EXPLOIT products and processes in the FEMALE FIELD, and

7.3.2.2.

a worldwide, perpetual, royalty-free, irrevocable, exclusive (including with regard to P&G) right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of P&G’s right, title and interest in and to the JOINT PROJECT PATENTS **, and P&G PROJECT PATENTS ** to EXPLOIT products and processes in the FEMALE FIELD, which license grants shall become effective as of the effective date of such termination and shall be subject to only the payment obligations of PALOMAR pursuant to Section 3.7. Further, within ** of such termination, P&G shall deliver a written notice to PALOMAR that identifies in reasonable detail all P&G LICENSED PATENTS (including P&G PROJECT PATENTS) that are subject to the foregoing license grant, as of the date of such termination.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

19
7.3.3.	Payments. All payment obligations of P&G, if any, pursuant to Article 3 shall terminate, subject to Section 7.3.5.

7.3.4.	Survival. The provisions listed in Section 7.5.3 (in addition to any provisions designated in this Section 7.3 to survive termination) shall survive termination of this AGREEMENT.

7.3.5.

Authorized Sell-Off. Except in the case of termination of this AGREEMENT by PALOMAR pursuant to Section 7.2.1 on account of P&G’s material breach (in which event this Section 7.3.5 shall not apply), P&G shall have the right, during the following ** (such period, the “SELL-OFF PERIOD”), to finish any work-in-progress and to sell any inventory of LICENSED PRODUCTS that remains on hand as of the date of the termination (and the completed work-in-progress); provided, however, that P&G continues to pay applicable royalties and TTPs to PALOMAR on all NOS of LICENSED PRODUCT during the SELL-OFF PERIOD in accordance with the terms and conditions of this AGREEMENT.

7.4.

Notice of Certain Sublicense Grants. In the event that PALOMAR grants to a THIRD PARTY a sublicense under the license granted by P&G to PALOMAR in Section 7.3.2, PALOMAR shall promptly provide to P&G written notice of such grant and the identity of the THIRD PARTY, together with copies of those provisions of such AGREEMENT that relate directly to the P&G LICENSED PATENTS so sublicensed (e.g., license grant provisions and intellectual property provisions relating to patent prosecution and enforcement rights).

7.5.	Accrued Rights; Rights Cumulative; Surviving Obligations.

7.5.1.

Accrued Rights. Termination of this AGREEMENT for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a PARTY prior to such termination. Such termination shall not relieve a PARTY from obligations that are expressly indicated to survive the termination of this AGREEMENT.

7.5.2.	Rights Cumulative. The rights and remedies set forth in this AGREEMENT are cumulative and in addition to any other rights or remedies that may be available to a PARTY hereunder.

7.5.3.

Survival. 1.1.1. Subject to and without limiting anything contained in this Article 7, Sections 1.2.2, 1.3 (other than the first sentence thereof), 1.4.1, 1.4.2, 1.5 (other than the first sentence thereof), 1.6, 1.7, 2.1.2, 2.2.1.2, 2.2.2, 2.3.2, 2.3.3, 2.4, 3.7, 3.8.2, 3.10 and 3.12, the last sentence of Section 2.1.1, and Articles 4, 5, 6, 7, 8, 10 and 11 of this AGREEMENT shall survive the termination of this AGREEMENT for any reason; all other provisions shall terminate on any such termination of this AGREEMENT.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

20

7.6.

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this AGREEMENT by P&G or PALOMAR are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The PARTIES, as licensees of such rights under this AGREEMENT, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against either PARTY under the United States Bankruptcy Code, the PARTY hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject PARTY’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject PARTY’s written request therefor, unless the PARTY subject to such proceeding elects to continue to perform all of its obligations under this AGREEMENT or (b) if not delivered under clause (a) above, following the rejection of this AGREEMENT by or on behalf of the PARTY subject to such proceeding upon written request therefor by the non-subject PARTY.

8.	**

8.1.	**

8.2.	**

8.3.	**

8.4.	Limitation on Damages and Liability.

8.4.1.

LIMITATION ON DAMAGES. SUBJECT TO SECTIONS 8.1 AND 8.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER P&G NOR PALOMAR SHALL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, DEVELOPMENT COMPLETION OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE EXPLOITATION OF ANY PRODUCT OR SYSTEM EXPLOITED HEREUNDER, (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, OR (c) OTHERWISE RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

8.4.2.	DISCLAIMER

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

21
8.4.2.1.

BY P&G. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (a) P&G HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE P&G LICENSED PATENTS, PROJECT TECHNOLOGY, P&G CONFIDENTIAL INFORMATION, AND P&G REGULATORY DOCUMENTATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (b) WITHOUT LIMITING THE FOREGOING, P&G EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (i) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED BY P&G HEREUNDER, (ii) THAT ANY LICENSED PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (iii) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR LICENSED PRODUCTS OR ANY OTHER PRODUCTS.

8.4.2.2.

BY PALOMAR. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (a) PALOMAR HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE PALOMAR TECHNOLOGY, PROJECT TECHNOLOGY, PALOMAR CONFIDENTIAL INFORMATION, AND PALOMAR REGULATORY DOCUMENTATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (b) WITHOUT LIMITING THE FOREGOING, PALOMAR EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (i) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, (ii) THAT ANY LICENSED PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (iii) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR LICENSED PRODUCTS OR ANY OTHER PRODUCTS.

8.5.

Insurance. Each PARTY agrees to maintain during the TERM such insurance coverage or program of self-insurance as is commercially reasonable, taking into consideration the activities and other circumstances of such PARTY. If at any time PALOMAR sells or distributes any products pursuant to a license granted by P&G to PALOMAR in this AGREEMENT, or other products that use, embody, are manufactured using, practice an invention claimed by, comprise or are comprised of, in whole or in part, PROJECT TECHNOLOGY or the subject matter of any P&G LICENSED PATENTS, in each case optionally with one or more THIRD PARTIES, P&G shall have the right to request that PALOMAR increase the scope and extent of its coverage and to the extent that such request(s) is commercially reasonable, PALOMAR shall comply with such request and obtain such additional coverage.

22
9.	**

10.	Dispute Resolution

10.1.

In General. If a dispute arises between the PARTIES in connection with or relating to this AGREEMENT or any document or instrument delivered in connection herewith (including any INVENTORSHIP DISPUTE, each a “DISPUTE”), the PARTIES shall use the procedures set forth in Sections 10.2, 10.3 and 10.4 to resolve such DISPUTE(S).

10.2.

Internal Escalation. A meeting shall be held between the PARTIES within ten (10) days after either PARTY gives written notice of a DISPUTE to the other PARTY (the “DISPUTE NOTICE”). The meeting shall be attended by a representative of each PARTY having decision-making authority regarding the DISPUTE (subject to Board of Directors or equivalent approval, if required), who shall attempt in good faith to negotiate a resolution of the DISPUTE.

10.3.	DISPUTES.

10.3.1.

Mediation. In the event that representatives of the PARTIES are unable to resolve a DISPUTE pursuant to Section 10.2 within thirty (30) days of the meeting contemplated by such Section, either PARTY may, by written notice to the other, invoke the following mediation. The PARTIES shall try in good faith to resolve such dispute by mediation administered by the Center for Public Resources (“CPR”), provided that specific provisions of this Section 10.3.1 shall override inconsistent provisions of the applicable CPR mediation rules. The mediator shall be selected from the CPR Panel of Neutrals and the location of the mediation shall be in Boston, Massachusetts. If the PARTIES cannot agree upon the selection of the mediator, then CPR shall appoint the mediator. The PARTIES shall attempt to resolve such DISPUTE through mediation until one of the following occurs: (a) the PARTIES reach a written settlement; (b) the mediator notifies the PARTIES in writing that they have reached an impasse; (c) the PARTIES agree in writing that they have reached an impasse; or (d) the PARTIES have not reached a settlement within forty-five (45) days of the initiation of the mediation. All aspects of any such mediation, including any resolution or decision relating thereto, shall be confidential and all participants, including the mediator, shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the PARTIES agree in writing to waive in whole or part such confidentiality.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

23
10.3.2.

Judicial Remedies. Except with respect to INVENTORSHIP DISPUTES, which are subject to Section 10.4, if the PARTIES have not succeeded in negotiating a written resolution of the DISPUTE after following the procedures specified in Sections 10.2 and 10.3, either PARTY may exercise any and all of its judicial rights and remedies to resolve such DISPUTE.

10.4.

DISPUTES Regarding Inventorship of PROJECT INVENTIONS. In the event of a DISPUTE between the PARTIES concerning the inventorship of any PROJECT INVENTIONS, whether or not subject to the Section 4.2.2 process (an “INVENTORSHIP DISPUTE”), the following procedures shall apply.

10.4.1.	Mediation. The PARTIES shall engage in the process set forth in Sections 10.2 and 10.3.1 with respect to such INVENTORSHIP DISPUTE.

10.4.2.

In General. In the event that the PARTIES have not succeeded in negotiating a written resolution of the INVENTORSHIP DISPUTE are unable to resolve an INVENTORSHIP DISPUTE after following the procedures specified in Sections 10.2 and 10.3.1, either PARTY may, by written notice to the other, initiate arbitration (“ADR”) through CPR, provided that specific provisions of this Section 10.4 shall override inconsistent provisions or procedures under the applicable ADR rules.

10.4.3.

Appointment of a Panel of NEUTRALS. Within fifteen (15) days following the initiation of ADR, (a) each PARTY shall promptly select a disinterested, neutral, conflict-free patent attorney not affiliated with either PARTY who possesses the requisite legal, scientific and technical expertise to understand the legal and technical issues necessary to review and determine the inventorship of applicable PROJECT INVENTION(S) (each a “NEUTRAL”), and (b) the PARTIES shall negotiate in good faith to select a mutually acceptable third NEUTRAL. If the PARTIES are not able to agree on an acceptable third NEUTRAL within thirty (30) days after the initiation of ADR, at the request of either PARTY after the conclusion of such period, CPR shall be responsible for selecting a third NEUTRAL within fifteen (15) days of such request.

10.4.4.

Procedures. The panel of NEUTRALS shall conduct the ADR in accordance with the terms and conditions of this Section 10.4 and the fees and costs of the NEUTRALS and CPR shall be shared equally by the PARTIES. Within sixty (60) days after such matter is referred to ADR, each PARTY shall simultaneously submit to the panel of NEUTRALS (a) a statement regarding each PARTY’s contentions as to the inventorship of each PROJECT INVENTION as to which there is a question regarding inventorship, together with a description of such PARTY’s evidentiary support for its contentions and (b) a request for any discovery such PARTY believes to be necessary and appropriate for determining the inventorship of PROJECT INVENTIONS. Each PARTY may, within fifteen (15) days after the date of receipt of the other PARTY’s discovery request, provide a written statement consenting or objecting to the requests made by the other PARTY, setting forth a concise statement in support of any such objections. Within five (5) days after the receipt of such statements, the panel of NEUTRALS shall determine by majority vote whether to require that the PARTIES provide any such discovery, including the production of documents and the taking of depositions, as the panel of NEUTRALS determines in its discretion to be reasonably necessary and appropriate under the circumstances, taking into consideration the PARTIES’ desires to conclude the inventorship review expeditiously, and shall provide an expedited schedule that sets forth the dates by which such discovery is to be completed. The NEUTRALS’ schedule shall require that such discovery be completed no later than forty-five (45) days after the date such schedule is issued to the PARTIES (or such shorter period as the panel of NEUTRALS may provide in such schedule). In requiring the conduct of discovery under this Section 10.4.4, the panel of NEUTRALS, at the request of a PARTY, may require that documents and information provided by one PARTY to the other PARTY in the course of such discovery be treated as the “CONFIDENTIAL INFORMATION” of the disclosing PARTY, as such term is used in this AGREEMENT, in which event such documents and information shall be subject to Section 5.1 hereof, without giving effect to Section 5.2.

24
10.4.5.

Submission of Written Statement. Within forty-five (45) days after the completion of any discovery required by the panel of NEUTRALS in accordance with any schedule issued pursuant to Section 10.4.4, the PARTIES shall each simultaneously submit to the panel of NEUTRALS and one another (a) a written statement, not exceeding any limits in length which may be established at the discretion of the panel of NEUTRALS, of their respective positions with respect to the inventorship of the applicable PROJECT INVENTIONS, which shall include any factual, scientific and technical information in support thereof and (b) any modifications or supplements to statement of contentions and evidentiary support submitted by such PARTY pursuant to Section 10.4.4. Each PARTY may within thirty (30) days from the date of receipt of the other PARTY’s statement submit to the panel of NEUTRALS and other PARTY a written reply. As determined by the majority vote of the panel of NEUTRALS, in the panel’s sole discretion, to be reasonably necessary in order to review and determine the inventorship of the applicable PROJECT INVENTIONS, (i) the panel of NEUTRALS shall meet with the PARTIES, either alone or together, and (ii) each PARTY shall appear voluntarily, and cause its employees and agents to appear voluntarily, at any hearing(s) before the panel of NEUTRALS and to give voluntarily sworn testimony before such panel; provided, however, that all such meetings and hearings shall be conducted in Boston, Massachusetts, or such other location as the PARTIES may agree, and completed within an additional forty-five (45) period beginning seventy-five (75) days following the completion of any discovery required by the panel of NEUTRALS in accordance with any schedule issued pursuant to Section 10.4.4. No later than thirty (30) days from the end of such forty-five (45) day period, by majority vote, the panel of NEUTRALS shall make a determination of the inventorship of the applicable PROJECT INVENTIONS and provide the PARTIES with a written statement setting forth such determination in detail together with the basis for same. The PARTIES agree that such determination of the NEUTRALS shall be final, conclusive and binding on the PARTIES. The determination of the panel of NEUTRALS shall be enforceable in accordance with the applicable law relating to the enforcement of arbitration awards, and the determination may not be appealed or set aside for any reason other than fraud or other misconduct by a NEUTRAL, in which case the determination may be challenged in accordance with law applying to challenges to arbitration awards.

25
10.4.6.

Implementation of NEUTRALS’ Determination. Upon receipt of the NEUTRALS’ determination, the PARTIES shall take all appropriate actions to promptly implement the determination of the NEUTRALS as appropriate in the continued prosecution of the PATENTS for the applicable PROJECT INVENTIONS.

10.5.

Tolling. The PARTIES agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Article 10 are pending, and the PARTIES shall cooperate in taking any and all actions necessary to achieve such a result.

10.6.

Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Article 10 shall preclude either PARTY from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a DISPUTE, either prior to or during the applicable mediation, if necessary to protect the interests of such PARTY. This Section 10.6 shall be specifically enforceable.

11.	Miscellaneous

11.1.

Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY or be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing PARTY, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing PARTY shall notify the other PARTY of such force majeure within ten (10) days after such occurrence by giving written notice to the other PARTY stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing PARTY shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this AGREEMENT in the absence of such force majeure, the performing PARTY may terminate this AGREEMENT pursuant to Section 7.2.1 by written notice to the other PARTY.

11.2.	Assignment; Change of Control.

11.2.1.

Assignment. Without the prior written consent of the other PARTY hereto, neither PARTY shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this AGREEMENT or any of its rights or duties hereunder; provided, however, that either PARTY may, without such consent, and upon written notice to the other PARTY, assign this AGREEMENT and its rights and obligations hereunder to (a) an AFFILIATE, or (b) an ACQUIRING PARTY in the event of a CHANGE OF CONTROL of such PARTY. Any attempted assignment or delegation in violation of the immediately preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the PARTIES hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of P&G or PALOMAR, as the case may be. In the event either PARTY seeks and obtains the other PARTY’s consent to assign or delegate its rights or obligations to another PARTY, the assignee or transferee shall assume all obligations of its assignor or transferor under this AGREEMENT.

26
11.2.2.

ACQUIRING PARTY Intellectual Property. In the event of any CHANGE OF CONTROL of a PARTY, (a) no PATENTS or other intellectual property rights of the ACQUIRING PARTY or its affiliates shall be deemed “CONTROLLED” for any purpose hereunder if such PATENTS or other intellectual property rights were not so CONTROLLED by the acquired PARTY prior to such assignment, and (b) any contractual restrictions on the PATENTS or other intellectual property rights of the acquired PARTY shall be binding on the ACQUIRING PARTY.

11.2.3.	**

11.3.

Severability. If any provision of this AGREEMENT is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any PARTY under this AGREEMENT will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this AGREEMENT shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this AGREEMENT shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this AGREEMENT a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the PARTIES herein. To the fullest extent permitted by applicable law, each PARTY hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.4.

Governing Law. This AGREEMENT shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without reference to the rules of conflict of laws thereof, provided that any dispute relating to the scope, validity, enforceability or infringement of any PATENT or other intellectual property rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such PATENTS or other right applies.

11.5.

Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

27

If to PALOMAR, to:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: President & General Counsel
Facsimile: (781) 993-2300

With a copy to:

Goodwin | Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attention: Kingsley L. Taft, Esq.
Facsimile: (617) 523-1231

If to P&G, to:

The Procter & Gamble Company
Two P&G Plaza
Cincinnati, OH 45202
Attn: Vice President, External Business Development
Facsimile: (513) 983-0912

With a copy to:

Covington & Burling LLP
One Front Street
San Francisco, California 94111
Attention: Jim Snipes and Emily Leonard
Facsimile: (415) 591-6091

With a copy to:

The Gillette Company
4800 Prudential Tower Building
Boston, Massachusetts 02199
Attn: General Counsel
Facsimile: (617) 421-7874

or to such other address as the PERSON to whom notice is to be given may have furnished to the other PERSON in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a BUSINESS DAY, (b) on the BUSINESS DAY after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third BUSINESS DAY following the date of mailing, if sent by mail. It is understood and agreed that this Section 11.5 is not intended to govern the day-to-day business communications necessary between the PARTIES in performing their duties, in due course, under the terms of this AGREEMENT.

28
11.6.

Export Control. Notwithstanding anything else herein, neither PARTY shall directly or indirectly export or re-export any LICENSED PRODUCT, JOINT PROJECT TECHNOLOGY, PALOMAR TECHNOLOGY, P&G LICENSED PATENTS or CONFIDENTIAL INFORMATION of the other PARTY, or any direct product of any of the foregoing, outside the United States, without complying with all applicable U.S. and foreign export control and other laws and regulations (including providing the other PARTY any required assurance regarding export and re-export).

11.7.

Entire AGREEMENT; Modifications. Other than the NON-DISCLOSURE AGREEMENT, which is addressed in Section 5.8, and the ORIGINAL AGREEMENT, which is addressed in Article 6, this AGREEMENT sets forth and constitutes the entire agreement and understanding between the PARTIES with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each PARTY confirms that it is not relying on any representations or warranties of the other PARTY except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the PARTIES unless in writing and duly executed by authorized representatives of both PARTIES.

11.8.

Relationship of the PARTIES. It is expressly agreed that PALOMAR, on the one hand, and P&G, on the other hand, shall be independent contractors and that the relationship between the two PARTIES shall not constitute a partnership, joint venture or agency. Neither PALOMAR, on the one hand, nor P&G, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other PARTY to do so and no such statements, representations or commitments shall be construed so as to require either PARTY to expend either funds or efforts or commit resources in excess of those expressly contemplated by this AGREEMENT. All persons employed by a PARTY shall be employees of such PARTY and not of the other PARTY and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such PARTY.

11.9.

Waiver. Any term or condition of this AGREEMENT may be waived at any time by the PARTY that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the PARTY waiving such term or condition. The waiver by either PARTY hereto of any right hereunder or of the failure to perform or of a breach by the other PARTY shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other PARTY whether of a similar nature or otherwise.

11.10.

Counterparts. This AGREEMENT may be executed in two (2) or more counterparts, and by different PARTIES on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this AGREEMENT by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this AGREEMENT.

29
11.11

No Benefit to THIRD PARTIES. ** the representations, warranties, covenants and agreements set forth in this AGREEMENT are for the sole benefit of the PARTIES hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other PERSONS.

11.12.

Further Assurance. Each PARTY shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other PARTY may reasonably request in connection with this AGREEMENT or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other PARTY its rights and remedies under this AGREEMENT.

11.13.	Transaction Costs. Each PARTY shall bear its own costs, including attorneys’ fees, in connection with negotiating and entering into this AGREEMENT.

11.14.

References. Unless otherwise specified, (a) references in this AGREEMENT to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this AGREEMENT, (b) references in any section to any clause are references to such clause of such section, (c) references to any agreement, instrument or other document in this AGREEMENT refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 1.1.3” would be part of “Section 1.1” and references to “Section 1.1” would also refer to material contained in the subsection described as “Section 1.1.3”).

11.15.

Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (i.e., and/or). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT. Section and subsection references are to this AGREEMENT, unless otherwise specified. The captions of this AGREEMENT are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this AGREEMENT or the intent of any provision contained in this AGREEMENT. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this AGREEMENT shall be deemed to be the language mutually chosen by the PARTIES and no rule of strict construction shall be applied against either PARTY hereto.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

[Signature Page Follows] 30

IN WITNESS WHEREOF, the PARTIES hereto have caused this AGREEMENT to be executed by their duly authorized representatives as of the EXECUTION DATE.

FOR: PALOMAR MEDICAL TECHNOLOGIES, INC.	FOR: THE PROCTER & GAMBLE COMPANY

By: /s/ Joseph P. Caruso	By: /s/ Jeffrey D. Weedman
Name: Joseph P. Caruso	Name: Jeffrey D. Weedman
Title: CEO	Title: V.P., External Business Development
Date: February 29, 2008	Date: February 29, 2008

FOR: THE GILLETTE COMPANY

By: /s/ Jeffrey D. Weedman
Name: Jeffrey D. Weedman
Title: V.P., External Business Development
Date: February 29, 2008

[Counterpart Signature Page to License Agreement]

Exhibit A

APPENDIX OF DEFINITIONS

        This Appendix to the License Agreement between PALOMAR MEDICAL TECHNOLOGIES, INC. on the one hand, and The PROCTER & GAMBLE COMPANY and THE GILLETTE COMPANY, on the other hand, entered into as of the last date of execution of this AGREEMENT and effective retroactively as of February 14, 2003, provides agreed upon definitions applicable to the PARTIES for purposes of the AGREEMENT.

DEFINITIONS

1.	“ACQUIRING PARTY” is defined in the definition of “CHANGE OF CONTROL”.

2.

  “AFFILIATE” means, with respect to a PARTY, any corporation, association or other entity that directly or indirectly controls, is controlled by, or is under common control with such PARTY, whether through (a) stock ownership, or other equity interest, direct or indirect or (b) such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such PARTY. As used in the preceding sentence, “control” and “controlled” mean, with respect to a PERSON, direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or equity interest in such PERSON; provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests. For purposes of this AGREEMENT, THE GILLETTE COMPANY shall be deemed to be an AFFILIATE of P&G as of the EFFECTIVE DATE.

3.	“AGREEMENT” is defined in the preamble.

4.

  “BUSINESS DAY” means any day other than Saturday, Sunday, United States federal holiday, Massachusetts holiday or Ohio holiday. Any other reference in the AGREEMENT to day or days will include Saturday, Sunday, and each United States federal holiday, Massachusetts holiday and Ohio holiday.

5.	**

6.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-1
7.

  “CHANGE OF CONTROL” means, with respect to a PERSON, any of the following transactions with a THIRD PARTY (the “ACQUIRING PARTY”): (a) a merger or consolidation of such PERSON with the ACQUIRING PARTY which results in the holders of the voting securities of such PERSON outstanding immediately prior thereto (other than the ACQUIRING PARTY, its “affiliates” and “associates” (as such terms are used in the Securities Exchange Act of 1934, as amended)) ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity (or, if applicable, its parent company) immediately after such merger or consolidation; (b) the sale to the ACQUIRING PARTY of all or substantially all of the business of such PERSON to which this AGREEMENT relates (whether by merger, consolidation, sale of stock, sale of assets or other similar transaction); or (c) the ACQUIRING PARTY (which shall not be any trustee or other fiduciary holding securities under an employee benefit plan of such PERSON, or any corporation owned directly or indirectly by the stockholders of such PERSON, in substantially the same proportion as their ownership of stock of such PERSON), together with any of the ACQUIRING PARTY’s “affiliates” or “associates” ( as such terms are used in the Securities Exchange Act of 1934, as amended), becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such PERSON or by contract or otherwise having the right to control the board of directors or equivalent governing body of such PERSON or the ability to cause the direction of management of such PERSON.

8.	“CONFIDENTIAL INFORMATION” is defined in Section 5.3.1.

9.

  “CONSUMER FIELD” means, with respect to products or systems, those intended for or marketed to consumers for personal use, including through any DISTRIBUTION CHANNEL(S), provided in each case that any sellers (including any such retailers and other sellers in any such DISTRIBUTION CHANNELS) do not permit end-users to use, and are not permitted to have end-users use, such products in any facilities owned or operated by or on behalf of such retailers or sellers. For the avoidance of doubt, the “CONSUMER FIELD” shall exclude (a) products or systems in the PROFESSIONAL FIELD, and (b) products or systems developed for and sold or distributed to governmental entities for treatment of medical conditions in military personnel.

10.

  “CONTROL” means, with respect to any PATENT, KNOW-HOW or other intellectual property right, or any REGULATORY DOCUMENTATION, possession of the right (other than as a result of any right or license granted to a PARTY hereunder), whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under such PATENT, KNOW-HOW, other intellectual property right or REGULATORY DOCUMENTATION, without violating the terms of any agreement or other arrangement with any THIRD PARTY.

11.	“CPR” is defined in Section 10.3.1.

12.	“CURE PERIOD” is defined in Section 7.2.1.

A-2
13.	“CURRENT PRODUCTS” **

14.	**

15.	“DISCLOSABLE INVENTION” is defined in Section 4.2.2.

16.	“DISCLOSURE SCHEDULE” is defined in Section 9.1.

17.	“DISPUTE” is defined in Section 10.1.

18.	“DISPUTE NOTICE” is defined in Section 10.2.

19.

  “DISTRIBUTION CHANNELS” means, with respect to sales of products or systems, (a) sales directly to end-users from the selling PARTY’s website, and (b) sales to retailers and other sellers of product, including drugstores, mass merchandisers, club stores, dermatologic offices, salons, medi-spas and internet companies or outlets, as well as non-retail wholesalers and distributors who will subsequently sell the subject product to any such retailers or sellers.

20.	“EFFECTIVE DATE” is defined in the first Paragraph of this AGREEMENT.

21.	“EXECUTION DATE” is defined in the first Paragraph of this AGREEMENT.

22.

  “EXPLOIT” means to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

23.

  “EXPLOITATION” means the making, having made, importation, use, sale, offering for sale or disposition of a product or system, including the research, development, registration, modification, enhancement, improvement, manufacture, formulation, optimization, importation, exportation, transportation, distribution, promotion or marketing of a product or system.

24.	“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto, and any foreign counterpart thereto.

25.	“FDCA” means the United States Federal Food Drug and Cosmetic Act, as amended from time to time, and any foreign counterpart thereto.

26.	“FEMALE FIELD” means any product or system, which is intended or marketed for female HAIR MANAGEMENT through the use of OPTICAL RADIATION in the CONSUMER FIELD.

27.	“FIELD” means any product or system, which is intended or marketed for female or male HAIR MANAGEMENT through the use of OPTICAL RADIATION in the CONSUMER FIELD.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-3
28.	“FIRST COMMERCIAL SALE” means the first sale or distribution of any LICENSED PRODUCT or TTP-BEARING PRODUCT by P&G or any of its sublicensees that gives rise to NOS under this AGREEMENT **.

29.

  “FIRST FEMALE PRODUCT” means the LICENSED PRODUCT (a) developed in whole or in part by PALOMAR or P&G pursuant to the ORIGINAL AGREEMENT, and (b) comprising an apparatus for delivering OPTICAL RADIATION to areas of the skin, for which PALOMAR sought and obtained REGULATORY APPROVAL pursuant to PALOMAR’s 510(k) notification K060839.

30.	“FIRST PRESS RELEASE” is defined in Section 5.6.1.

31.

  “FUNCTIONALITY” shall mean, with respect to a product, process or system, the operation of such product, process or system, and not the level or degree of efficacy achieved through use of such product, process or system.

32.	“GAAP” means United States generally accepted accounting principles, consistently applied.

33.	“GILLETTE” is defined in the first Paragraph of this AGREEMENT.

34.	“GROSS SALES” means the invoiced price of sales of product sold by P&G or any of its permitted sublicensees to THIRD PARTIES (including distributors, customers or consumers).

35.	“HAIR MANAGEMENT” means (a) the removal of human hair shafts or changes in the associated structures; or (b) any other reduction of human hair growth, shaft diameter or pigmentation.

36.

  “IMPROVEMENT” means any modification, variation or revision to a product, system or technology or any discovery, technology, device, process or formulation related to such product, system or technology, whether or not patented or patentable or otherwise protectable by intellectual property rights, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, powering or operating or packaging of such product, system or technology, any discovery or development of any new or expanded uses for such product, system or technology, or any discovery or development that improves the stability, safety or efficacy of such product, system or technology or reduces cost of operation or manufacture.

37.	“INDEMNIFICATION CLAIM NOTICE”1. is defined in Section 8.3.1.

38.	“INDEMNIFIED PARTY” is defined in Section 8.3.1.

39.	** is defined in Section 9.5.1.2.

40.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.
A-4
41.	“INVENTORSHIP DISPUTE” is defined in Section 10.4.

42.	** is defined in Section 9.5.1.

43.	** is defined in Section 9.5.1.

44.	**

45.	**

46.	**

47.	**

48.	**

49.	**

50.	**

51.	**

52.	“KNOW-HOW” means any unpublished technical and scientific information and know-how that is not publicly or generally known, but excluding any inventions to the extent claimed by a PATENT.

53.	“LAUNCH” means, with respect to a LICENSED PRODUCT, the date on which the FIRST COMMERCIAL SALE of such product occurs.

54.	“LICENSED KNOW-HOW” means the PALOMAR BACKGROUND KNOW-HOW, PALOMAR INDEPENDENT KNOW-HOW and PALOMAR PROJECT KNOW-HOW.

55.	“LICENSED PATENTS” means the PALOMAR BACKGROUND PATENTS, PALOMAR INDEPENDENT PATENTS and PALOMAR PROJECT PATENTS.

56.

  “LICENSED PRODUCT” means any product or system that (a) is within the scope of, or the making, selling, offering for sale, importing or using of which is within the scope of, at least one VALID CLAIM of a LICENSED PATENT; or (b) uses or incorporates or is manufactured using any LICENSED KNOW-HOW.

57.	“LICENSED PRODUCT TOPICAL” means any LICENSED PRODUCT consisting of a TOPICAL.

58.

  “LIGHT-BASED DEVICE” means a product or system to the extent comprising or consisting of or constituting an apparatus for delivering OPTICAL RADIATION to areas of the skin. For clarity, a “LIGHT-BASED DEVICE” shall exclude all TOPICALS.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-5
59.	“LIGHT-BASED TOPICAL” means any TOPICAL which is intended or marketed for use with a LIGHT-BASED DEVICE.

60.	“LOSSES” is defined in Section 8.1.

61.	** is defined in Section 9.5.1.2.

62.	** is defined in Section 9.5.1.1.

63.	“MAJOR MARKET” shall mean each of the United States, Canada, Europe and Japan.

64.	**

65.	“MGH” means Massachusetts General Hospital.

66.

  “MGH AGREEMENTS” means (a) that certain License Agreement by and between PALOMAR and MGH, dated August 18, 1995, (b) that certain Clinical Trial Agreement by and between PALOMAR and MGH, dated August 18, 1995, and (c) that certain Joint Patent Agreement by and between PALOMAR and MGH, dated January 1, 2000, in each case as such agreement is amended as of the EFFECTIVE DATE and as such agreement may be amended or restated thereafter ** in a manner that is not inconsistent with the terms of this AGREEMENT.

67.	**

68.

  “MGH PATENTS” means (a) as of the EFFECTIVE DATE, all PATENTS in existence and to which PALOMAR has received or is entitled to receive a license from MGH under the MGH AGREEMENTS, and including the PATENTS listed in Schedule A-68, and (b) all claims contained in a PATENT that makes a priority claim to any of the PATENTS that are identified in clause (a) above, provided any such priority claim has an earliest priority date based solely on the PATENTS that are identified in clause (a) above.

69.	**

70.

  “NET OUTSIDE SALES” and “NOS” mean GROSS SALES to THIRD PARTIES of LICENSED PRODUCT or TTP-BEARING PRODUCT by P&G and its permitted sublicensees, less ** DISCOUNTS. Any **DISCOUNT which involves a payment by P&G or any of its sublicensees shall be taken as a deduction against aggregate sales for the QUARTER in which the expense is accrued by P&G or such sublicensee. For purposes of determining NOS, LICENSED PRODUCT or TTP-BEARING PRODUCT will be deemed to be sold when shipped for all sales that are FOB point of shipment and when title transfers to a THIRD PARTY for all sales that are FOB any location other than the point of shipment. Sales between or among P&G or its sublicensee(s) will be excluded from the computation of NOS, but sales by P&G or its sublicensee(s) to its or their THIRD PARTY customers will be included in the computation of NOS. Such amounts shall be determined from the books and records of the entity that invoiced the THIRD PARTY, maintained in accordance with GAAP, or in the case of non-United States sales, other applicable accounting standards, in each case in effect from time to time consistently applied. NOS will be translated into USD on a QUARTERLY basis in accordance with Section 3.11. **

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-6
71.	“NEUTRAL” is defined in Section 10.4.3.

72.	**

73.	“NON-DISCLOSURE AGREEMENT”is defined in Section 5.8.

74.

  “NON-LIGHT-BASED PRODUCT” shall mean a process, product or system that achieves one or more of the following effects without the use of OPTICAL RADIATION generated by such process, product or system: (a) HAIR MANAGEMENT, (b) the treatment or prevention of cellulite, cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (c) body recontouring, (d) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin, odor, moles and blemishes, and (e) any other improvement of skin condition, appearance, tone or texture.

75.	“NON-PRODUCT COMPONENTS” is defined in Section 3.5.

76.	“NON-PROGRAM PRODUCT” is defined in Section 11.2.3.

77.	“OPTICAL RADIATION” means optical radiation that is intended to have or has a therapeutic function or other efficacious effect.

78.	“ORIGINAL AGREEMENT” is defined in the preamble to this AGREEMENT.

79.	“OWNED PALOMAR PATENT” is defined in Section 9.3.4.

80.	“PALOMAR” is defined in the first Paragraph of this AGREEMENT.

81.

  “PALOMAR BACKGROUND KNOW-HOW” means all KNOW-HOW that PALOMAR CONTROLLED as of the EFFECTIVE DATE that is necessary or useful for the EXPLOITATION of products or systems (including LIGHT-BASED DEVICES and LIGHT-BASED TOPICALS) in the FEMALE FIELD and (b) was disclosed by PALOMAR to P&G as of the EXECUTION DATE.

82.

  “PALOMAR BACKGROUND PATENTS” means (a) the MGH PATENTS, (b) the PATENTS listed in Exhibit D under the heading “PALOMAR BACKGROUND PATENTS”, (c) any substitutions, divisions, continuations, continuations-in-part (to the extent fully supported by the contents of those listed PATENTS), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under applicable patent law or other applicable law), certificates of invention and the like, and any provisional applications, of any of the foregoing in clause (b) or this clause (c), and (d) any foreign or international equivalent of any of the foregoing in clause (b) or clause (c).

83.	“PALOMAR BACKGROUND TECHNOLOGY” means the PALOMAR BACKGROUND KNOW-HOW and PALOMAR BACKGROUND PATENTS.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-7
84.	**

85.	**

86.	**

87.	**

88.	**

89.	**

90.

   “PALOMAR INDEPENDENT KNOW-HOW” means all KNOW-HOW that PALOMAR CONTROLLED during the term of the ORIGINAL AGREEMENT that is necessary or useful for the EXPLOITATION of products or systems (including LIGHT-BASED DEVICES and LIGHT-BASED TOPICALS) in the FEMALE FIELD and (b) was disclosed by PALOMAR to P&G as of the EXECUTION DATE, other than PALOMAR BACKGROUND KNOW-HOW, PALOMAR PROJECT KNOW-HOW, or PALOMAR’s right, title and interest in and to JOINT PROJECT KNOW-HOW.

91.

   “PALOMAR INDEPENDENT PATENTS” means (a) the PATENTS listed in Exhibit D under the heading “PALOMAR INDEPENDENT PATENTS”, (b) any substitutions, divisions, continuations, continuations-in-part (to the extent fully supported by the contents of those listed PATENTS), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under applicable patent law or other applicable law), certificates of invention and the like, and any provisional applications, of any of the foregoing, and (c) any foreign or international equivalent of any of the foregoing.

92.	“PALOMAR INDEPENDENT TECHNOLOGY”means PALOMAR INDEPENDENT KNOW-HOW and the PALOMAR INDEPENDENT PATENTS.

93.	“PALOMAR MEDICAL TECHNOLOGIES, INC.” is defined in the first Paragraph of this AGREEMENT.

94.

   “PALOMAR PROJECT INVENTIONS” means inventions first conceived (as determined under U.S. patent law) by or on behalf of representatives, employees or agents of PALOMAR, either alone or jointly (as determined under U.S. patent law) with a THIRD PARTY research partner of PALOMAR, during the term of the ORIGINAL AGREEMENT, in each case in connection with activities performed pursuant to, or arising from, the ORIGINAL AGREEMENT, excluding any JOINT PROJECT INVENTIONS.

95.

   “PALOMAR PROJECT KNOW-HOW” means all KNOW-HOW first developed by or on behalf of representatives, employees or agents of PALOMAR, either alone or jointly (as determined under U.S. patent law) with a THIRD PARTY research partner of PALOMAR, during the term of the ORIGINAL AGREEMENT, in each case in connection with activities performed pursuant to, or arising from, the ORIGINAL AGREEMENT, excluding any JOINT KNOW-HOW.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-8

96.

   “PALOMAR PROJECT PATENTS” means all PATENTS to the extent one or more claims of such PATENTS claim any PALOMAR PROJECT INVENTIONS, excluding any PALOMAR BACKGROUND PATENT or PALOMAR INDEPENDENT PATENT.

97.	“PALOMAR PROJECT TECHNOLOGY” means the PALOMAR PROJECT INVENTIONS, PALOMAR PROJECT KNOW-HOW and PALOMAR PROJECT PATENTS.

98.

   “PALOMAR REGULATORY DOCUMENTATION” means all REGULATORY DOCUMENTATION (a) developed by PALOMAR pursuant to or in connection with the ORIGINAL AGREEMENT, or (b) otherwise CONTROLLED by PALOMAR as of the EFFECTIVE DATE or during the term of the ORIGINAL AGREEMENT applicable to the FEMALE FIELD, including all documentation and data submitted by PALOMAR to the FDA in connection with, (i) PALOMAR’s 510(k) notification K060839 and (ii) PALOMAR’s filings under the electronic product standards provisions of the FDCA and any application or request by PALOMAR for exemption or variance from the laser performance standards, including in the case of clause (ii) any initial product reports, adverse event reports or other supplements thereto, in each case ((a) and (b)), (x) together with a complete copy of any raw data summarized in any submission to the FDA covered by clause (a) or (b) above or on which such submission was based **.

99.	“PALOMAR TECHNOLOGY” means the PALOMAR BACKGROUND TECHNOLOGY, PALOMAR INDEPENDENT TECHNOLOGY and PALOMAR PROJECT TECHNOLOGY.

100.	“PARTY” means either PALOMAR or P&G, and “PARTIES” means the two collectively.

101.

   “PATENTS” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under applicable patent law or other applicable law), certificates of invention and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.

102.	**

103.	“PERMITTED CONFIDANTS” is defined in Section 5.1.1.

104.

   “PERSON” means an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, cooperative, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-9
105.	“P&G” is defined in the first Paragraph of this AGREEMENT.

106.	**

107.	**

108.	**

109.	**

110.	**

111.	**

112.	“P&G FISCAL YEAR” means the period from July 1 of a given calendar year to June 30 of the succeeding calendar year.

113.

   “P&G LICENSED PATENTS” means (a) the P&G PROJECT PATENTS, and (b) those PATENTS that (i) are CONTROLLED (other than pursuant to this AGREEMENT, and, for clarity, excluding any JOINT PROJECT PATENTS) by P&G and (ii) claim inventions that are conceived prior to or during the TERM and are incorporated in LICENSED PRODUCTS that are developed or under development by P&G prior to or at the time of termination of this AGREEMENT (including CURRENT PRODUCTS), but only with respect to such claims and no other claims of such PATENTS **.

114.	**

115.	**

116.	**

117.	**

118.

   “P&G REGULATORY DOCUMENTATION” means all REGULATORY DOCUMENTATION developed by P&G pursuant to or in connection with the ORIGINAL AGREEMENT, excluding any PALOMAR REGULATORY DOCUMENTATION and the P&G SELECTED DATA.

119.

   “PROFESSIONAL FIELD” means, with respect to any products (including LIGHT-BASED DEVICES and LIGHT-BASED TOPICALS), those intended or marketed for sale to doctors, health care providers or other commercial service providers for use on or with patients or customers (and not for resale to any PERSON). For clarity, the “PROFESSIONAL FIELD” includes, without limitation, consumer self-use in a facility (e.g., spa, salon, physician’s office or retail outlet) outside the home.

120.	“PROGRAM PRODUCT” is defined in Section 11.2.3.

121.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-10
122.	**

123.	**

124.	**

125.

   “QUARTER” means each three (3) month period beginning on January 1 and ending on the next March 31, beginning on April 1 and ending on the next June 30, beginning on July 1 and ending on the next September 30, or beginning on October 1 and ending on the next December 31; provided, however, that the first QUARTER for the purposes of this AGREEMENT shall begin on the EFFECTIVE DATE and end on the earliest of the next March 31, June 30, September 30 or December 31.

126.

   “REGULATORY APPROVAL” means, on a country-by-country basis, the right with respect to a product or system to manufacture, sell or distribute such product. In the case of the United States, sale or distribution of such product may require, for example, a determination by the FDA of substantial equivalence following the filing with the FDA of a 510(k) notification, or in the event that a premarket approval is required, the approval by the FDA of a premarket approval, and in the case of any other country or territory, any necessary international or foreign approvals.

127.

   “REGULATORY AUTHORITY” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the EXPLOITATION of products or systems.

128.

   “REGULATORY DOCUMENTATION” means all applications, registrations, licenses, authorizations and approvals (including all regulatory approvals), all correspondence submitted to or received from REGULATORY AUTHORITIES (including minutes and official contact reports relating to any communications with any REGULATORY AUTHORITY) and all supporting documents and all clinical studies and tests and other safety studies and tests, and all data contained in any of the foregoing, including all IDEs, 510(k) applications, premarket approval notifications, marketing authorizations, filings under the electronic product standards provisions of the FDCA and applications for exemption or variance from laser standards, INDs, NDAs, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

129.	**

130.	**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-11
131.

   “ROYALTY TERM” means, with respect to each LICENSED PRODUCT and each country, (a) the period commencing on the date of the LAUNCH of such LICENSED PRODUCT in such country and (b) ending on the date of the last to expire VALID CLAIM of any LICENSED PATENT in such country that would be infringed by the manufacture, use, sale, offer for sale or importation of such LICENSED PRODUCT in such country (in the absence of the license contained in Section 1.1 with respect to any LICENSED PATENT).

132.	“SEC”is defined in Section 5.6.2.

133.	**

134.	**

135.	“SELL-OFF PERIOD” is defined in Section 7.3.5.

136.	**

137.	“TERM” is defined in Section 7.1.

138.	**

139.	**

140.	“THE PROCTER & GAMBLE COMPANY” is defined in the first Paragraph of this AGREEMENT.

141.	“THIRD PARTY” means any PERSON other than PALOMAR MEDICAL TECHNOLOGIES, INC. or THE PROCTER & GAMBLE COMPANY or The Gillette Company or any of their respective AFFILIATES.

142.	“THIRD PARTY CLAIM”is defined in Section 8.1.

143.

   “THIRD PARTY COLLABORATION” shall mean, in the case of either P&G or PALOMAR, a collaboration or joint venture with a THIRD PARTY with respect to a product, system or other technology with respect to which such PARTY has material co-development obligations or co-promotion rights or co-marketing rights.

144.	**

145.	“TOPICAL” means any topically applied composition, including any lotion, gel, wax, gas, cream, foam, powder, spray, oil, aerosol, particles or similar composition.

146.	“TRADEMARK” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-12
147.	“TTP” means technology transfer payment.

148.	“TTP QUARTERLY PAYMENT” is defined in Section 3.3.5.

149.	“TTP-BEARING PRODUCT” **

150.	“TTP TERM” **

151.	“USD” means United States Dollars.

152.

   “VALID CLAIM” means with respect to a particular country, (a) any claim of an issued and unexpired PATENT in such country that (i) has not been revoked or held permanently unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal in such country, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; and **

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

A-13 Exhibit B ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008. B-1
Exhibit C FIRST PRESS RELEASE
NEWS RELEASE for March 3, 2008 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND P&G ENTER NEW LICENSE AGREEMENT

        BURLINGTON, MA (March 3, 2008) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has entered into a non-exclusive License Agreement with The Procter & Gamble Company (NYSE:PG) to exploit home-use light-based hair removal devices for women. This new agreement replaces the Development and License Agreement entered into by Palomar and The Gillette Company, (a wholly owned subsidiary of P&G) on February 14, 2003, as Amended and Restated on February 14, 2007, and as further amended thereafter. Under this new agreement, P&G retains a non-exclusive license to Palomar’s broad patent portfolio as well as a non-exclusive license to the extensive technology developed by Palomar before and during the five year term of the prior agreement. Prior to launching a commercial product, P&G will pay Palomar $1.25 million per calendar quarter. Following commercial launch P&G will pay Palomar per product sales under a confidential financial arrangement which addresses both the patents and technology which are licensed.

        During the term of the prior Development and License Agreement, a home-use, light-based hair removal device for women was developed by Palomar together with Gillette. It is the first light-based aesthetic device to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA). OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. Designed specifically for use in the home and based on over a decade of research, this consumer device represents a major breakthrough in the aesthetic device industry.

        In order to achieve FDA clearance, numerous clinical studies with over 600 subjects and thousands of treatments were conducted. These studies demonstrated that, when used as directed, the light-based device created under this agreement delivers comfortable, effective, skin-safe hair removal.

        Stephanie Connaughton, Marketing Director, Global Grooming, said: “We are pleased that we were able to find a win-win outcome that enables continued work on this promising technology and increases the likelihood of commercial success.”

        Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “We strongly believe that we have developed game changing technology, and we look forward to seeing P&G’s products on the market. Over the past five years, Palomar and Gillette worked together to advance the technology and we have made tremendous progress in moving closer to penetrating the mass consumer market. Our biggest single achievement together has been penetrating the regulatory barrier to gain FDA approval of the first laser device for the home market.”

— more —

Palomar — Page 2

        For more information, please see the non-exclusive License Agreement filed as Exhibit 10.1 to a Current Report on Form 8-K filed today, the Amended and Restated Development and License Agreement and Amendment #1 to the Amended and Restated Development and License Agreement filed as Exhibits 10.1 and 10.2 to a Current Report on Form 8-K filed February 21, 2007 and Amendment #2 to the Amended and Restated Development and License Agreement filed as Exhibit 10.1 to a current Report on Form 8-K filed December 21, 2007.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. In addition to the non-exclusive License Agreement with P&G, Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

C-1

Exhibit D

Licensed Patents

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.
D-1
Schedule 2.2.2
**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

Schedule 4.2.2
DISCLOSABLE INVENTIONS

**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

Schedule 9.1
**

Palomar Medical Technologies, Inc. v. Lumenis, Ltd., Lumenis, Inc., ESC Medical Systems, Inc., and ESC/Sharplan Laser Industries Ltd., Trial Court, Superior Court Dept., Commonwealth of Massachusetts, Civ. Act. No. 02-4565, filed October 29,2002.

Lumenis, Inc. v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, Northern District of California, Civ. Act. No. 02-5176, filed October 24, 2002.

Palomar Medical Technologies, Inc. and The General Hospital Corporation v. Altus Medical, Inc. v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, District of Massachusetts, Civ. Act. No. 02-10258-RWZ.

**

Palomar Medical Technologies, Inc. v. Candela Corporation, Civil Action No: 1:06-cv-11400-RWZ, District of Massachusetts.

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**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

Schedule A-68 MGH PATENTS
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**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 3, 2008.

Schedule A-68 – Page 1